Exhibit 10.19

Certain information contained in this document has been omitted because it is (i) not material and (ii) the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

LOAN AND SECURITY AGREEMENT

among

TREACE MEDICAL CONCEPTS, INC.

and

such other Persons joined hereto as a Borrower from time to time,

as Borrowers,

with

SLR Investment Corp.,

as Collateral Agent.

and

the several lenders and other financial institutions
from time to time party hereto

Dated as of December 17, 2025

SECTION PAGE

1.	DEFINITIONS AND OTHER TERMS	1
1.1	Terms	1
1.2	Section References	1
1.3	Divisions	1
1.4	Definitions	1
2.	LOANS AND TERMS OF PAYMENT	22
2.1	Promise to Pay	22
2.2	Term Loans	23
2.3	Payment of Interest on the Term Loans	24
2.4	Fees and Expenses	25
2.5	Taxes; Increased Costs	25
2.6	Interest Rate Provisions	25
2.7	Secured Promissory Notes	26
3.	CONDITIONS OF LOANS	26
3.1	Conditions Precedent to Initial Term Loan	26
3.2	Conditions Precedent to all Term Loans	27
3.3	Covenant to Deliver	28
3.4	Procedures for Borrowing	28
4.	CREATION OF SECURITY INTEREST	28
4.1	Grant of Security Interest	28
4.2	Authorization to File Financing Statements	28
5.	REPRESENTATIONS AND WARRANTIES	29
5.1	Due Organization, Authorization: Power and Authority	29
5.2	Collateral	29
5.3	Litigation	30
5.4	No Material Adverse Change; Financial Statements	30
5.5	Solvency	30
5.6	Regulatory Compliance	30
5.7	Investments	31
5.8	Tax Returns and Payments; Pension Contributions	31
5.9	Use of Proceeds	31
5.10	Full Disclosure	31
5.11	Environmental Matters.	32

i

SECTION PAGE

5.12	Regulatory Compliance.	32
6.	AFFIRMATIVE COVENANTS	33
6.1	Government Compliance	34
6.2	Financial Statements, Reports, Certificates; Notices	34
6.3	Inventory; Returns	37
6.4	Taxes; Pensions	37
6.5	Insurance	37
6.6	Operating Accounts	37
6.7	Protection of Intellectual Property Rights	38
6.8	Litigation Cooperation	38
6.9	Landlord Waivers; Bailee Waivers	38
6.10	Creation/Acquisition of Subsidiaries	38
6.11	Further Assurances	39
6.12	Post-Closing	39
7.	NEGATIVE COVENANTS	39
7.1	Dispositions	39
7.2	Changes in Business, Management, Ownership, or Business Locations	39
7.3	Mergers or Acquisitions	40
7.4	Indebtedness	40
7.5	Encumbrance	40
7.6	Maintenance of Collateral Accounts	40
7.7	Restricted Payments	40
7.8	Investments	41
7.9	Transactions with Affiliates	41
7.10	Subordinated Debt	41
7.11	Compliance	41
7.12	Compliance with Anti‑Terrorism Laws	41
7.13	Financial Covenants	42
7.14	MATERIAL AGREEMENTs	42
7.15	ABL Facility	42
8.	EVENTS OF DEFAULT	42
8.1	Payment Default	42
8.2	Covenant Default	42

SECTION PAGE

8.3	Material Adverse Change	43
8.4	Attachment; Levy; Restraint on Business	43
8.5	Insolvency	43
8.6	Other Agreements	43
8.7	Judgments	43
8.8	Misrepresentations	43
8.9	Subordinated Debt	44
8.10	Guaranty	44
8.11	Governmental Approvals; FDA Action	44
8.12	Lien Priority	44
8.13	Criminal Proceedings	44
9.	RIGHTS AND REMEDIES	45
9.1	Rights and Remedies	45
9.2	Power of Attorney	46
9.3	Protective Payments	47
9.4	Application of Payments and Proceeds	47
9.5	Liability for Collateral	48
9.6	No Waiver; Remedies Cumulative	48
9.7	Demand Waiver	48
9.8	Grant of Intellectual Property License	48
10.	NOTICES	49
11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER	49
11.1	Waiver of Jury Trial	49
11.2	Governing Law and Jurisdiction	50
11.3	Submission to Jurisdiction	50
11.4	Service of Process	50
11.5	Non-exclusive Jurisdiction	50
12.	GENERAL PROVISIONS	51
12.1	Successors and Assigns	51
12.2	Indemnification	52
12.3	Severability of Provisions	52
12.4	Correction of Loan Documents	52
12.5	Amendments in Writing; Integration	52

SECTION PAGE

12.6	Counterparts	53
12.7	Survival	53
12.8	Confidentiality	53
12.9	Right of Set Off	54
12.10	Cooperation of Borrower	54
12.11	Public Announcement	55
12.12	Collateral Agent and Lender Agreement	55
12.13	Time of Essence	55
12.14	Termination Prior to Maturity Date; Survival	55
12.15	[Reserved]	55
12.16	Electronic Execution of Certain Other Documents	55

SCHEDULES AND EXHIBTS

SCHEDULE 1.1 Lenders and Commitments

SCHEDULE 5.11 Environmental Matters

EXHIBIT A Description of Collateral

EXHIBIT B Collateral Agent and Lender Terms

EXHIBIT C Taxes; Increased Costs

EXHIBIT D Loan Payment Request Form

EXHIBIT E Compliance Certificate

EXHIBIT F Corporate Borrowing Certificate

EXHIBIT G ACH Letter

EXHIBIT H Form of Secured Promissory Note

EXHIBIT I Interest Rate Provisions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of December 17, 2025 (the “Effective Date”) among SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and Treace Medical Concepts, Inc., a Delaware corporation with offices located at 100 Palmetto Park Place, Ponte Vedra, FL 32081 (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1. DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Available Tenor”	Exhibit I, Section 1
“Benchmark”	Exhibit I, Section 1
“Benchmark Replacement”	Exhibit I, Section 1
“Benchmark Replacement Adjustment”	Exhibit I, Section 1
“Benchmark Replacement Date”	Exhibit I, Section 1
“Benchmark Transition Event”	Exhibit I, Section 1
“Benchmark Transition Start Date”	Exhibit I, Section 1
“Benchmark Unavailability Period”	Exhibit I, Section 1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble

“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Conforming Changes”	Exhibit I, Section 1
“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Erroneous Payment”	Exhibit B, Section 11
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Illegality Notice”	Exhibit I, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Interest Period”	Exhibit I, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Other Taxes”	Exhibit C, Section 1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Participant Register”	Section 12.1
“Periodic Term SOFR Determination Day”	Exhibit I, Section 1
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“SLR”	Preamble
“SOFR”	Exhibit I, Section 1
“SOFR Loan”	Exhibit I, Section 1
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term C Loan”	Section 2.2(a)(iii)
“Term D Loan”	Section 2.2(a)(iv)
“Term Loan”	Section 2.2(a)(iv)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1
“U.S. Government Securities Business Day”	Exhibit I, Section 1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the Effective Date, between the Borrower and the ABL Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“ABL Lender” means Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL, in its capacity as lender under the ABL Credit Agreement, together with its permitted successors and assigns in such capacity.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement, as they may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“ACH Letter” is ACH debit authorization in the form of Exhibit I hereto.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agency Receivables” means all accounts related to the invoicing and collection services provided by Borrower in its capacity as an agent, bailee, or fiduciary for a distributor (each, a “Stocking Distributor”) pursuant to the terms of a written distribution agreement substantially in the form provided to Collateral Agent prior to the Effective Date (each, a “Distribution Agreement”), provided that: (a) such receivables are beneficially owned by such Stocking Distributor and not by Borrower; and (b) Borrower maintains books and records sufficient to distinguish such accounts from the assets of Borrower.

“Amortization Date” is for each Term Loan, January 1, 2030; provided however if Borrower achieves the Interest-Only Extension Condition, the “Amortization Date” shall be January 1, 2031.

“Anti‑Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means five and five hundredths percent (5.05%).

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cash Equivalents” are as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within twenty five (25) months after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within twenty five (25) months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than twenty five (25) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within twenty five (25) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; (f) corporate bonds rated at least BBB+ from S&P or at least Baa1 from Moody’s with a remaining maturity of twenty five (25) months or less or an estimated life of less than twenty five (25) months; (g) non-agency asset-backed securities rated AAA from S&P or Aaa from Moody’s with an estimated life of less than twenty five (25) months; and (h) debt investments as described in (a), (b), (d), (f) and (g) above with a floating interest rate and a remaining maturity of twenty five (25) months or less or an estimated life of less than twenty five (25) months. The average maturity of the aggregate of all Cash Equivalents shall not be greater than twelve (12) months.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Agent” is SLR, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness or other obligation of another Person such as an obligation directly or indirectly guaranteed or co-made by that Person, or for which that Person is otherwise directly or indirectly liable; (b) any obligations for undrawn letters of credit or bank guarantees for the account of that Person; and (c) all obligations from any interest rate hedge agreement, currency swap agreement, or commodity hedge agreement, but only to the extent of the net liability of such Person to the counterparty if such agreement were terminated on the date of determination. Notwithstanding the foregoing, “Contingent Obligation” shall expressly exclude endorsements, guarantees, and other support obligations in the ordinary course of business or related to the sale of inventory or liabilities that are non-recourse to the Person. The amount of a Contingent Obligation shall be the lesser of: (i) the stated or determined amount of the primary obligation for which the Contingent Obligation is made; and (ii) the maximum liability for such Contingent Obligation expressly set forth in the instrument creating the guarantee or support arrangement, determined by the Person in good faith and in accordance with GAAP.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code or, with respect to any Deposit Account, Securities Account or Commodity Account located outside the United States, similar agreement, Collateral Agent obtains a perfected security interest over such Deposit Account, Securities Account, or Commodity Account) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” is any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Designated Deposit Account” is Borrower’s deposit account, account number ending ###, maintained at [***].

“Disqualified Equity Interests” means, with respect to any Person, any equity interests in such Person that within less than ninety-one (91) days after the Maturity Date, either by its terms (or by the terms of any security or any other equity interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Indebtedness or other equity interests in such Person or of Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Indebtedness or other equity interests in such Person or of Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness (other than Permitted Indebtedness) or any other equity interests that would qualify as Disqualified Equity Interests.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, for any period, (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income (i) Interest Expense, (ii) depreciation expense and amortization expense, (iii) income tax expense, (including federal, state, local, and foreign income taxes); and (iv) non-cash charges, expenses, or losses (including stock-based compensation expense, goodwill impairment charges, and non-cash currency losses).

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, withholding Taxes, payroll Taxes, worker's compensation, and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate, provided that the amount deposited therein shall not exceed a period of service longer than two (2) payroll cycles and; (ii) Collateral Accounts securing Liens permitted by the definition of “Permitted Liens”; (iii) fiduciary, trust and escrow accounts in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time (or such higher amount as may be agreed by Collateral Agent in its sole discretion); and (iv) zero balance accounts.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority or any successor thereto or any other comparable Governmental Authority.

“Fee Letter” means that certain Fee Letter dated the Effective Date, between Borrower and SLR, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Floor” means a rate of interest equal to three percent (3.00%).

“Foreign Currency” means lawful money of a country other than the United States.

“Fourth Draw Period” is the period commencing on the date Borrower achieves the Fourth Tranche Milestone and ending on the earlier to occur of (a) the occurrence and continuance of an Event of Default and (b) March 31, 2028.

“Fourth Tranche Milestone” means Collateral Agent’s receipt of satisfactory evidence that Borrower has achieved a minimum of Two Hundred Seventy-Five Million Dollars ($275,000,000.00) in Net Product Revenue calculated on a trailing twelve (12) month basis.

“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“Healthcare Laws” means, collectively, any and all federal, state, and local statutes, rules, regulations, and legally binding published guidance pertaining to the health care industry that are materially applicable to the current business operations of Borrower or any of its Subsidiary, specifically including those laws that impose material liability or standards of conduct concerning: (a) fraud, waste, and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the criminal false statements law (42 U.S.C. § 1320a-7b(a)); (b) data privacy and security, including the Health Insurance Portability and

Accountability Act of 1996 (“HIPAA”), but only to the extent applicable to Borrower’s or any of its Subsidiary’s operations; (c) the federal Food, Drug & Cosmetic Act (21 U.S.C. § 301 et seq.) and related regulations, but only to the extent Borrower or any of its Subsidiaries is a manufacturer, developer, or distributor of products regulated thereunder; and (d) the laws, rules, and regulations governing government reimbursement programs (such as Medicare and Medicaid) to the extent that Borrower or any of its Subsidiaries participates in or receives payments from such programs. “Healthcare Laws” shall exclude general federal, state, and local quality, safety, life safety, and accreditation standards unless a violation of such standards results in a material non-compliance with a law specifically included in clauses (a) through (d) as may be amended from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, excluding trade payables incurred in the ordinary course of business and not more than ninety (90) days past due, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) Disqualified Equity Interests, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts to the extent due and payable (provided that the amount of such indebtedness shall be deemed to be the amount that is required to be reflected on the balance sheet of such Person in accordance with GAAP), (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business and (l) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and between Collateral Agent and the ABL Lender, and acknowledged and agreed to by Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest-Only Extension Condition” means (i) no Default or Event of Default has occurred and is continuing and (ii) Collateral Agent’s receipt of satisfactory evidence that Borrower has achieved a minimum of Twenty Million Dollars ($20,000,000.00) in EBITDA calculated on a trailing twelve (12) month basis as of September 30, 2029.

“Interest Expense” means for any fiscal period, the Borrower’s, interest expense (whether cash or non-cash), on a consolidated basis, determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Term Loans and other Indebtedness of the Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRS” means the United States Internal Revenue Service.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is John T. Treace as of the Effective Date, (ii) Chief Financial Officer, who is Mark L. Hair as of the Effective Date, and (iii) Gaetano M. Guglielmino, who is Chief Commercial Officer as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses (by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including reasonable and documented attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Litigation Funding Agreements” means any funding agreement or funding agreements to be entered into by and between Borrower and [***] as contemplated by that certain Letter of Intent dated as of October 24, 2025 (the [***] LOI”), relating to the funding of expenses for the litigation specified therein, along with intercreditor agreements, in each case, which shall be in form and substance reasonably satisfactory to Collateral Agent.

“Liquidity Threshold” means an amount equal to (i) sixty percent (60.00%) times (ii) the Term Loans Outstanding.

“Loan Documents” are, collectively, this Agreement, the Fee Letter, each Control Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination or intercreditor agreements, any joinder agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“[***]” means [***], a Delaware limited partnership.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of Borrower to repay the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any portion of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.

“Material Agreement” (a) the lease for the Company’s headquarters building at 100 Palmetto Park Place, (b) the Litigation Funding Agreements or (c) any other license or agreement with a Person or Governmental Authority or other contractual arrangement to which Borrower or a Subsidiary of Borrower is a party to whereby the termination of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” is, for each Term Loan, January 1, 2031.

“Net Income” means, for any period, the Borrower’s net income, on a consolidated basis, determined in accordance with GAAP.

“Net Product Revenue” means, as of any date of determination, gross revenue (determined in accordance with GAAP) of Borrower and its Subsidiaries with respect to the sale of ordinary course products of Borrower and its Subsidiaries, in each case, excluding the sum of the following amounts (a) any one-time royalty payment or upfront fees and other similar fees, (b) trade, quantity and cash discounts allowed by Borrower, (c) discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances which effectively reduce net selling price of such products, in each case to the extent determined in accordance with GAAP, (d) product returns and allowances with respect to such products, (e) allowances for shipping or other distribution expenses with respect to such products, (f) set-offs and counterclaims with respect to such products, and (g) any other similar and customary deductions used by Borrower with respect to such products in determining net revenues in the ordinary course of business consistent with past practice; provided, that no such amounts shall be deducted pursuant to clauses (a) through (e) unless such amounts were included in the initial calculation of gross revenue.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on January 1, 2026.

“Permitted Acquisition” means any consensual transaction or series of related transactions for the direct or indirect (a) acquisition by Borrower of all or substantially all of the assets of, all of the ownership interests in, or a business line or unit or division of another Person, including any foreign corporations in the acceptable jurisdictions listed below in this definition and (b) acquisition of any intellectual property and related ancillary rights or assets of any person; provided that:

(a) no Default or Event of Default shall exist immediately before or immediately after the consummation of such acquisition;

(b) such acquired Person or assets shall be in a business of the type permitted pursuant to Section 7.2(a);

(c) such acquisition shall not cause the focus or locations of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States and substantially all of the assets and operations involved in such transaction shall be located in the United States and with respect to any acquisition involving an in-license to a Loan Party, all such in-licenses or agreements related thereto shall constitute “Collateral”;

(d) such acquisition shall not constitute a hostile acquisition;

(e) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirement of Laws and in conformity with all applicable Governmental Approvals;

(f) in the case of the acquisition of the equity interests of such Person, all of the equity interests acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be directly or indirectly owned one hundred percent (100%) by Borrower, and Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 6.10, if applicable within the applicable time periods set forth therein;

(g) in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted under this Agreement;

(h) the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including, “earnouts”, any other contingent or deferred acquisition consideration (provided that such “earnouts” and any other contingent or deferred acquisition consideration shall be unsecured), and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall consist of (i) not more than Twenty Million Dollars ($20,000,000.00) in cash for all such acquisitions during the term of this Agreement and (ii) non-cash consideration consisting solely of equity interests of Borrower (other than Disqualified Equity Interests);

(i) on or prior to the proposed date of consummation of such transaction, the Borrower shall have delivered to the Collateral Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition;

(j) Borrower shall have delivered to the Collateral Agent at least ten (10) Business Days prior to the closing of such transaction, (i) a notice which shall include a reasonably detailed description of such transaction, (ii) in the case of an acquisition for cash consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), a due diligence package (including, any quality of earnings reports) to the extent available and (iii) copies of the respective agreements, documents or instruments pursuant to which the acquisition is to be consummated;

(k) Borrower has provided evidence satisfactory to Collateral Agent demonstrating that (i) the target has EBITDA for the last twelve (12) months (measured at the end of the previous calendar month before such test and without taking into account any synergies, cost savings, efficiencies, or other similar operational or financial savings) of more than Zero Dollars ($0.00) prior to any such transaction being fully consummated and (ii) the cash flow of Borrower and its Subsidiaries, determined on a pro forma consolidated basis after giving effect to such transaction, is not less than the cash flow of Borrower and its

Subsidiaries, on a consolidated basis, as it exists immediately prior to giving effect to such transaction, in each case as evidenced by projections (including reasonable detailed calculations thereof) delivered by Borrower to the Collateral Agent, which projections shall be in form and substance reasonably acceptable to the Collateral Agent;

(l) to the extent that the consideration for any such acquisition includes stock or similar equity interests, the payment of such consideration in the form of stock or similar equity shall comply with the requirements of Section 7.2(d);

(m) Borrower shall be in pro forma compliance with the requirements of Section 7.13 of this Agreement; and

(n) Borrower shall provide to the Collateral Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Indebtedness under the Loan Documents or the ABL Loan Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

(c) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Agreement or in connection with any other commercial agreement entered into by Borrower or a Subsidiary thereof in the ordinary course of business;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary thereof in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates and foreign currency exchange rates by such Person and not for purposes of speculation;

(h)Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations does not at any time exceed One Million Dollars ($1,000,000) outstanding; and

(i) other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Indebtedness arising in connection with the financing of insurance premiums;

(h) Indebtedness arising in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(i) business credit card Indebtedness for credit cards, purchasing or debit cards or other bank card programs not to exceed Two Million Dollars ($2,000,000.00) in the aggregate principal amount at any time outstanding;

(j) Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsements guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services;

(k) [reserved];

(l) other unsecured Indebtedness at any time not to exceed Two Million Dollars ($2,000,000.00) in the aggregate;

(m) solely to the extent that the ABL Lender is an Affiliate of Collateral Agent, any Lender or any investment vehicle managed by the investment manager of the Collateral Agent or any Lender, Indebtedness under the ABL Loan Documents in an aggregate principal amount not to exceed an amount equal to the Revolving Loan Commitment (as defined in the ABL Credit Agreement);

(n) to the extent also constituting Permitted Indebtedness (without duplication), Permitted Contingent Obligations;

(o) Indebtedness (if any) owing to [***] (or its permitted assigns) pursuant to the Litigation Funding Agreements in an amount not to exceed the amount(s) required by terms set forth in the [***] LOI at any time, provided that (i) such obligations are non-recourse to the Borrower and its Subsidiaries (except with respect to the proceeds of the specified litigation), and (ii) such obligations are payable solely from the proceeds of the specified litigation (or, in the case of a Buy-Out Option (as defined in the Litigation Funding Agreements) exercised in connection with a transaction that does not comply with the requirements of Section 7.2(d), payable substantially concurrently with the consummation of such transaction that does not comply with the requirements of Section 7.2(d));

(p) Indebtedness owing to Stocking Distributors solely to the extent such Indebtedness represents Agency Receivables in accordance with the applicable Distribution Agreement in an amount not to exceed Four Million Dollars ($4,000,000) in the aggregate at any time; and

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate and existing on the Effective Date;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed One Million Dollars ($1,000,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments made by Borrower or its Subsidiaries in Borrower or its Subsidiaries; provided that the amount of Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors shall not exceed One Million Dollars ($1,000,000.00) per fiscal year;

(j) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non‑exclusive licensing of technology, the development of technology or the providing of technical support;

(k) the granting of Permitted Licenses;

(l) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(m) Investments constituting Permitted Acquisitions; and

(n) other Investments not to exceed One Million Dollars ($1,000,000.00) in the aggregate during the term of this Agreement.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non‑exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property and (C) licenses granted in connection with the settlement of litigation; provided that such licenses are (i) non-exclusive or (ii) exclusive licenses so long as each such license (a) constitutes and arm’s length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (b) limited in territory with respect to a specific geographic country or region outside the United States.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder, provided, however, that such event shall not constitute an Event of Default unless such Lien remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days after the date of such filing;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) Liens securing Indebtedness permitted under clause (m) of the definition of “Permitted Indebtedness”, so long as such Liens are subject to the terms of the Intercreditor Agreement;

(k) Liens on Collateral Accounts that exclusively serve as cash collateral for the Indebtedness permitted under clauses (h) and (i) of the definition of “Permitted Indebtedness”;

(l) Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness”;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to security payment of customs duties in connection with the importation of goods;

(n) Liens in the nature of deposits, or liens on Collateral Accounts that exclusively serve as cash collateral, to secure the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business, with a value not to exceed One Million Dollars ($1,000,000.00) in the aggregate;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Leases or subleases of real property granted in the ordinary course of business;

(q) [Reserved];

(r) to the extent constituting a Lien, Permitted Licenses;

(s) Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Loan Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Loan Documents;

(t) any Lien securing Indebtedness permitted under clause (e) of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof and Liens incurred in a refinancing of such Indebtedness secured by such Liens;

(u) Liens (other than Liens arising under ERISA or Liens to secure obligations in respect of Indebtedness for borrowed money) not otherwise permitted by this defined term, which secure obligations permitted under this Agreement not exceeding $1,000,000 in the aggregate at any one time outstanding;

(v) Liens solely in respect of amounts deposited in cash collateral accounts securing credit cards permitted by clause (i) of Permitted Indebtedness;

(w) Liens, titles, and interests of Stocking Distributors in and to Agency Receivables, strictly to the extent expressly arising under the applicable Distribution Agreement;

(x) Liens in favor of [***] on the 'Claims' (as defined in the [***] LOI) and a deposit account containing only funding from [***] pursuant to the Litigation Funding Agreements or proceeds arising in connection with the litigation specified in the Litigation Funding Agreements, provided that, in each case, such Liens are subject to an intercreditor agreement reasonably satisfactory to the Collateral Agent; and

(y) Liens solely in respect of amounts deposited in cash collateral accounts securing letters of credit permitted by clause (h) of Permitted Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:

(a) for a prepayment, refinancing, substitution or replacement made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(b) for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(c) for a prepayment, refinancing, substitution or replacement made after the date which is after the second anniversary of the Funding Date of such Term Loan and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Protective Advance” means all sums expended by Lender in accordance with the provisions of Section 9.3 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Qualified Cash” means an amount equal to (a) the amount of Borrower’s consolidated unrestricted cash and Cash Equivalents held in Collateral Accounts that are subject to Control Agreements in favor of Collateral Agent, minus (b) the Qualified Cash A/P Amount.

“Qualified Cash A/P Amount” means an amount equal to (a) the amount of Borrower’s consolidated accounts payable (other than Stocking Distributor Payables) under GAAP not paid after the one hundred twentieth (120th) day following the invoice date for such account payable, plus (b) the amount of Borrower’s consolidated Stocking Distributor Payables under GAAP not paid after the tenth (10th) Business Day of the month following the collection of any such account payable.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registrations” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA (including, without limitation, biologics license applications, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labelling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, inspection finding, injunction or consent decree, issued by the FDA or a federal or state court, or the applicable Governmental Authority.

“Regulatory Authority” means the FDA or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical devices.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Second Draw Period” is the period commencing on the Effective Date and ending on the earlier to occur of (a) the occurrence and continuance of an Event of Default and (b) June 30, 2027.

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Solvent” means, with respect to any Person, that (a) the fair saleable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Stocking Distributor Payables” means all accounts payable of Borrower or any of its Subsidiaries related to the invoicing and collection services provided by Borrower for Stocking Distributors pursuant to a Distribution Agreement or otherwise.

“Subordinated Debt” is indebtedness (including any convertible debt) incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders in their sole discretion.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the United States Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Collateral Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loans Outstanding” means, as of any date, the aggregate principal amount of the Term Loans then outstanding plus, the aggregate amount of all other Obligations.

“Third Draw Period” is the period commencing on the date Borrower achieves the Third Tranche Milestone and ending on the earlier to occur of (a) the occurrence and continuance of an Event of Default and (b) June 30, 2027.

“Third Tranche Milestone” means (i) Borrower’s drawing of the Term B Loans, and (ii) Collateral Agent’s receipt of satisfactory evidence that Borrower has achieved a minimum of Two Hundred Fifty Million Dollars ($250,000,000.00) in Net Product Revenue calculated on a trailing twelve (12) month basis.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Unqualified Opinion” means an opinion on financial statements from Grant Thornton LLP or an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Sixty Million Dollars ($60,000,000.00) and disbursed in a single advance according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re‑borrowed.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of Ten Million Dollars ($10,000,000) and disbursed in a single advance according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re‑borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower in an aggregate principal amount of Thirty Million Dollars ($30,000,000.00) and disbursed in a single advance according to each

Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re‑borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Fourth Draw Period, to make term loans to Borrower in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) and disbursed in a single advance according to each Lender’s Term D Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term D Loan”, and collectively as the “Term D Loans”; each Term A Loan, Term B Loan or Term C Loan and Term D Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans, the Term C Loans and the Term D Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term D Loan may be re‑borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of months remaining from the Amortization Date through and including the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including, without limitation, Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.

2.3 Payment of Interest on the Term Loans.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Term SOFR for the Interest Period thereof plus the Applicable Rate, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus three percentage points (3.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360‑Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Debit of Accounts. Subject to the terms hereof, Collateral Agent may debit any deposit accounts (other than Excluded Accounts), maintained by Borrower, including the Designated Deposit Account for principal and interest payments scheduled to be paid under the Loan Documents when due. With respect to any other amounts (including fees and expenses) owed by Borrower, Collateral Agent may debit any deposit accounts (other than Excluded Accounts), maintained by Borrower, including the Designated Deposit Account for such amounts only after providing Borrower with at least three (3) Business Days’ prior written notice specifying the nature and amount of such payment.

(e) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon the occurrence and during the continuation of an Event of Default, any other Obligations outstanding.

(f) SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Collateral Agent will have the right to make Conforming Changes from time to time and,

notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Collateral Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.4 Fees and Expenses. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees and expenses, which shall be deemed fully earned and non-refundable upon payment:

(a) Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.

(b) Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

(c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

2.6 Interest Rate Provisions. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit I attached hereto.

2.7 Secured Promissory Notes. If requested by a Lender, the Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit H hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(c) duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries;

(d) a duly executed Fee Letter;

(e) duly executed copies of the ABL Credit Agreement, Intercreditor Agreement and the other ABL Loan Documents, each dated as of the Effective Date;

(f) a duly executed Intellectual Property Security Agreement;

(g) a duly executed payoff letter in form and substance satisfactory to Collateral Agent and the Lenders evidencing the repayment in full and release of liens with respect to Indebtedness owed by Borrower to MidCap Financial Trust, together with such termination and release documents including but not limited to, UCC-3 terminations, control agreement termination notices, intellectual property security agreement termination notices, landlord waiver termination notices, and bailee agreement termination notices;

(h) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and the following jurisdictions in which Borrower and each Subsidiary is qualified to conduct business: Texas, Florida, New York, Pennsylvania and Colorado, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(i) a certificate of Borrower in substantially the form of Exhibit F hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(j) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(k) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(l) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;

(m) [reserved;

(n) all UCC financing statements and similar documents required to be filed in order to create in favor of Collateral Agent a first priority (subject to the terms of the Intercreditor Agreement) and exclusive (in each case, except for (i) Liens in favor of the ABL Lender as contemplated by the Intercreditor Agreement and (ii) Permitted Liens) perfected security interest in the Collateral (to the extent that such security interest may be perfected by a filing under the UCC), shall have been (or will be simultaneous with the closing) properly filed in each office in each jurisdiction required;

(o) payment of documentary stamp taxes required by the laws of the State of Florida; and

(p) payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2 3.2 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a) receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c) in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(d) No Default or Event of Default, shall exist; and

(e) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof (including payment of the fees payable under the terms of the Fee Letter).

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date related to any Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.

4. CREATION OF SECURITY INTEREST

4.1 4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority (subject to the terms of the Intercreditor Agreement) security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Such financing statements may include an indication that the financing statement covers “all assets or all personal property” of such Borrower and its Subsidiaries in accordance with Section 9-504 of the Code.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any agreement material to the business of Borrower by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to (i) Liens in favor of the ABL Lender as contemplated by the Intercreditor Agreement, and (ii) Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.3 Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Two Million Dollars ($2,000,000).

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2024, there has not been a Material Adverse Change.

5.5 Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Since January 1, 2022, neither Borrower’s nor any of its Subsidiaries’ real properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any Hazardous Substance other than in material compliance with Environmental Laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to obtain such consent, approval or authorization would not reasonably be expected to result in a Material Adverse Change.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.

5.7 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries have timely filed (taking into account any applicable extensions) all federal income tax returns and all other material franchise, state and local tax returns and reports required to be filed, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries other than such taxes in an amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any one time, in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes (i) are being contested in accordance with the next sentence or (ii) arise from registering with any state or local taxing authority to which any Loan Party or its Subsidiaries has established nexus; provided that any such Taxes do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time and are paid within one (1) year of such registration. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, provided, further, that such action would not involve any material risk of the sale, forfeiture or loss of any material portion of the Collateral. Except as set forth in the Perfection Certificate delivered on the Effective Date, neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional material Taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loans to repay Indebtedness owed by Borrower to MidCap Financial Trust, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

5.11 Environmental Matters. Except as disclosed on Schedule 5.11 hereto, Borrower has no Knowledge:

(a) violations of any Environmental Laws on any of the real property owned or leased by Borrower with respect to which Borrower has received written notice from any Governmental Authority which remains outstanding or unresolved;

(b) of any claims or actions pending threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real property occupied by Borrower by any Governmental Authority or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c) of the presence of any Hazardous Substances on any of such real property occupied by Borrower;

(d) of any such real property occupied by Borrower ever having been used by Borrower or any other Person, to refine, produce, store, handle, transfer, process, transport or dispose of Hazardous Substances other than in full compliance with Environmental Laws;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real property occupied by Borrower, or that have been on or under any such real property occupied by Borrower but removed therefrom;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property occupied by Borrower; or

(g) of any spills, releases, discharges, disposal or storage of Hazardous Substances in violation of any Environmental Laws that have occurred or are presently occurring on any other real property directly as a result of the conduct, action or activities of Borrower (excluding the storage of Hazardous Substances in the ordinary course of business and in compliance with Environmental Laws), which could reasonably be expected to result in a Material Adverse Change

5.12 Regulatory Compliance.

(a) Borrower is and, during the past three (3) years, has been in compliance in all material respects with all applicable Healthcare Laws. Borrower has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted. No Regulatory Authority has provided any written notice to Borrower that it is considering limiting, suspending, or revoking such Registrations or requiring material changes to the marketing classification or labelling, where such changes would reasonably be expected to materially adversely affect any product of Borrower. Except as would not reasonably be expected to result in a Material Adverse Change, any third party that is a manufacturer, supplier, distributor or independent sales agent for Borrower is in compliance, and has been (to the extent applicable) in compliance, in each case, in all material respects, with all Registrations required by relevant Regulatory Authorities and all applicable Healthcare Laws that reasonably pertain to product components of, accessories to, or products regulated as medical devices and marketed or distributed by Borrower. There are no facts that would reasonably be expected to result in any material Regulatory Action by that Regulatory Authority.

(b) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labelled, distributed, promoted, sold or marketed by Borrower that are subject to the jurisdiction of any Regulatory Authority have been and are being, designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labelled, distributed, promoted, sold and marketed in compliance in all respects with all applicable Healthcare Laws, in each case except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

(c) Borrower is not subject to any material obligation arising under a Regulatory Action, and no such obligation has been threatened in writing. Borrower has not received any written notice that there is any Regulatory Action or any other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or material request for information from the FDA relating to compliance with Healthcare Laws pending against Borrower or an officer, or director of Borrower, excluding (i) routine audits, inspections and inquiries in the ordinary course of business, and (ii) matters that have been fully resolved to the satisfaction of the applicable Regulatory Authority. Borrower has no material liability (whether actual or contingent) for failure to comply with any applicable Healthcare Laws.

(d) As of the Effective Date, Borrower is not undergoing any inspection that is outside the ordinary course by any Regulatory Authority related to any activities or products of Borrower that are subject to any Healthcare Laws.

(e) Borrower has not received any written notice from any Regulatory Authority alleging that Borrower is not in material compliance with any applicable Healthcare Law. Since December 31, 2024, no product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity except for recalls duly reported to the FDA. Borrower has not received notice from any Governmental Authority of any proceedings seeking or threatening the withdrawal, recall, revocation, suspension, import detention, or seizure of any of Borrower’s product.

(f) Borrower and its Subsidiaries have obtained and maintained all material Governmental Approvals required pursuant to any applicable Healthcare Laws, and all of such Governmental Approvals are in full force and effect. Borrower and its Subsidiaries have fulfilled and performed all of its material obligations with respect to the Governmental Approvals, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such Governmental Approval.

(g) There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged material lack of safety, efficacy, or regulatory compliance of Borrower’s or its Subsidiaries’ products (collectively, “Safety Notices”) that resulted in, or could reasonably be expected to result in, a material liability. There are no facts or circumstances that would be reasonably likely to result in (i) a material Safety Notice with respect to any of Borrower’s or its Subsidiaries’ products, (ii) a material adverse change in labeling of any of Borrower’s or its Subsidiaries’ products (excluding routine labeling updates requested by a Regulatory Authority in the ordinary course of business); or (iii) a termination or suspension of marketing or testing of any Borrower’s or its Subsidiaries’ products.

6. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Collateral Agent:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet and income statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(ii) as soon as available, but no later than (i) forty-five (45) days after the last day of each of Borrower’s three fiscal quarters and (ii) sixty (60) days after the last day of Borrower’s fourth fiscal quarter (or, if applicable, in each case, such later date as may be permitted by the SEC pursuant to a filing on Form 12b-25 or similar extension), a company prepared consolidated and, to the extent prepared by Borrower in the ordinary course of business, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer as fairly presenting in all material respects the financial condition of Borrower and its Subsidiaries (subject to normal year-end audit adjustments and the absence of footnotes);

(iii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iv) as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) Business Days’ after such approval and (y) February 28 of such year, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);

(v) within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);

(vi) [Reserved];

(vii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within ten (10) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Change on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change, provided that Borrower shall not be required to disclose any information that is subject to attorney-client privilege;

(ix) prompt written notice of any event that could reasonably be expected to result in a determination of invalidity, unenforceability or unregisterability of any Intellectual Property (or any challenge thereto) or could reasonably be expected to result in a Material Adverse Change;

(x) written notice delivered at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xi) written notice delivered (1) at least (10) Business Days’ prior to Borrower’s (A), changing its respective jurisdiction of organization, (B) changing its organizational structure or type, (C) changing its respective legal name, or (D) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization and (2) within ten (10) Business Days of adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in Collateral of Borrower or any of its Subsidiaries);

(xii) upon Borrower becoming aware of the existence of any Default or Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default, and Borrower’s proposal regarding how to cure such Default or Event of Default;

(xiii) immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv) notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xv) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xvi) prompt notice of the termination of or waiver (that adversely affects a Lender) under any Material Agreement;

(xvii) prompt delivery of (and in any event within two (2) Business Days after the same are sent or received) copies of any notices sent to or received from the ABL Lender; and

(xviii) other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, the financial statements or reports and notices required to be delivered pursuant to all clauses above may be delivered electronically and shall be deemed to have been delivered on the date on which Borrower posts such documents, filed on the SEC EDGAR website or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address provided, however, Borrower shall promptly notify the Collateral Agent in writing (which may be by electronic mail) of the posting of any such documents (provided further, that the failure to provide such notice shall not affect the validity or effectiveness of the delivery of such documents for purposes of compliance with this Section).

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Collateral Agent:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(iii) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability to Borrower or any of its Subsidiaries of more than Two Million Dollars ($2,000,000.00); and

(iv) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

(c) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above but no later than forty-five (45) days after the last day of each quarter, deliver to Collateral Agent:

(i) copies of any material Governmental Approvals obtained by Borrower and its Subsidiaries.

(d) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above but only for the second and fourth fiscal quarters of Borrower and no later than forty-five (45) days after the last day of each such quarter, deliver to Collateral Agent:

(i) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement.

(e) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects, except for obsolete, slow-moving or worn-out Inventory and ordinary wear and tear. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date and as such practices may be modified from time to time in the ordinary course of business.

6.4 Taxes; Pensions. Timely file (taking into account any applicable extensions), and require each of its Subsidiaries to timely file, all required federal tax returns and all other material tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof; deliver to Collateral Agent, upon reasonable request, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to

Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be materially altered or cancelled. At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property or the purchase of other productive assets that are ordinarily used in the Borrower’s business; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Maintain Borrower’s and Guarantors Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Excluded Accounts.

(b) Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account and shall ensure that the account balance of such Collateral Account is at all times in compliance with the applicable restrictions set forth in this Agreement. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder no later than ten (10) Business Days of the establishment of such Collateral Account; provided that no funds may be maintained in any such Collateral Account until the Borrower or any Guarantor (as applicable) has executed and delivered a Control Agreement over such Collateral Account. The provisions of this Section 6.6(b) shall not apply to Excluded Accounts.

(c) Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6 and the defined term Excluded Accounts.

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, upon reasonable prior written notice and at reasonable times, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, at Collateral Agent’s election, Borrower shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent within thirty (30) days after receipt of Collateral Agent’s request.

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12 Post-Closing. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrower shall:

(a) within thirty (30) days of the Effective Date (or such later date as Collateral Agent may agree to in its sole discretion), deliver to Collateral Agent a duly executed landlord consent or bailee waiver, as applicable (each in form and substance reasonably acceptable to Collateral Agent), with respect to any locations (if any) as required under Section 6.9.

7. NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business and not pursuant to any bulk sale; (b) of worn‑out, obsolete, surplus or uneconomic Equipment or other assets no longer used or useful in the business; provided that such Transfers shall not include any Intellectual Property that is material to the business of Borrower or any Guarantor; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement; (e) of assets among Borrower, or Guarantors or Transfers of assets by a Subsidiary of Borrower to Borrower, or Guarantor; (f) [reserved]; (g) on a non-recourse basis and in the ordinary course of business of past due accounts receivable in connection with the settlement of delinquent accounts receivable or in connection with bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement; (h) [reserved]; (i) the transfer of proceeds to [***] pursuant to the Litigation Funding Agreements solely from the proceeds of the related claims; and (j) other Transfers not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; provided that such Transfers shall not include any Intellectual Property that is material to the business of Borrower or any Guarantor.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve (provided that any Subsidiary may liquidate or dissolve into Borrower or any other Subsidiary); or (c) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) days of such cessation; or (d) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40.00%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without (i) written notice to Collateral Agent within ten (10) Business Days of such event add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable) and (ii) at least ten (10) Business Days prior written notice to Collateral Agent: (A) change its respective jurisdiction of organization, (B) except as permitted by Section 7.3, change its respective organizational structure or type, (C) change its respective legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person (other than purchases of inventory, supplies, and equipment in the ordinary course of business), in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co‑Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Maintenance of Collateral Accounts. With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock, except for (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) so long as no Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities (except for Disqualified Equity Interests), (iii) repurchases pursuant to the terms of employee stock purchase plans, employee or director restricted stock, restricted stock unit or performance stock unit agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Million Dollars ($1,000,000.00) in the aggregate per fiscal year, (iv) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities, (v) repurchases of equity interests deemed to occur upon the “cashless” or “net” exercise of stock options or warrants if such equity interests represent a portion of the exercise price or withholding taxes thereof, (vi) the conversion of any convertible securities into equity interests (other than Disqualified Equity Interests) pursuant to the terms of such convertible securities or otherwise in exchange thereof and (vii) distributions in connection with the retention of equity interests in payment of withholding taxes in connection with equity-based compensation plans, provided such repurchases do not exceed One Million Dollars ($1,000,000.00) in the aggregate per fiscal year; or (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless (i) being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, (ii) such prepayment is of Subordinated Debt and is explicitly permitted by the terms of the applicable subordination, intercreditor, or other similar agreement, or (iii) [reserved]; or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower. For the avoidance of doubt, the remittance of proceeds collected from Agency Receivables to the applicable Stocking Distributor shall not constitute a restricted payment for any purpose pursuant to this Agreement.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries; (c) reasonable and customary fees, compensation, benefits and indemnities paid or provided to directors, officers, and employees of Borrower or any of its Subsidiaries in the ordinary course of business; (d) reimbursement of reasonable out-of-pocket costs and expenses of directors, officers and employees; and (e) transactions strictly among Borrower and its Subsidiaries (or among such Subsidiaries) that are not otherwise prohibited by this Agreement.

7.10 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders, (c) payments made with the proceeds of a refinancing of such Subordinated Debt with other Permitted Indebtedness that is subordinated to the Obligations to at least the same extent; or (b) amend any provision in any document relating to the Subordinated Debt which would increase the principal amount thereof (other than as a result of the capitalization of interest) or adversely affect the subordination thereof to Obligations owed to the Lenders; provided, however, that the foregoing shall not prohibit any amendment to such documents to extend the maturity date thereof, reduce the interest rate or redemption premium thereon, or modify covenants or events of default in a manner less restrictive to the Borrower.

7.11 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA to the extent that such failure could reasonably be expected to result in a Material Adverse Change; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (d) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12 Compliance with Anti‑Terrorism Laws. Directly or indirectly, knowingly or permit any Affiliate to knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Directly or indirectly or permit any Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

7.13 Financial Covenants. Beginning on the Effective Date and at all times thereafter:

(a) Borrower shall not permit Qualified Cash to be less than the Liquidity Threshold; or

(b) if Borrower’s Qualified Cash is less than the Liquidity Threshold, the Borrower’s Net Product Revenue calculated on a trailing twelve (12) month basis, and tested as of the end of the most recent month for which financial statements have been delivered pursuant to Section 6.2(a)(i), shall not be less than the greater of (x) one hundred seventy five percent (175.00%) of the Term Loans Outstanding or (y) One Hundred Ninety Million Dollars ($190,000,000.00).

7.14 Material Agreements. Borrower will not and will not permit any of its Subsidiaries to, directly or indirectly, amend or otherwise modify any Material Agreement, which amendments or modifications in any case: (a) is contrary to the terms of this Agreement or any other Loan Documents or

(b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Collateral Agent or the Lenders or their ability to enforce the same.

7.15 ABL Facility. Borrower shall not (a) make or permit any payment on any ABL Obligations, except in accordance with the terms of the Intercreditor Agreement or (b) amend any provision in any ABL Loan Document in a manner not permitted by the Intercreditor Agreement or in a manner materially adverse to the interest of Collateral Agent and Lenders.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Post-Closing) or Borrower violates any provision in Section 7;

(b) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the earlier of (i) receipt of written notice of such default from Collateral Agent or (ii) Borrower’s actual knowledge of such default; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).

8.3 Material Adverse Change. The occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Change;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within sixty (60) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in the acceleration of the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) individually or Two Million Dollars ($2,000,000) in the aggregate; or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder in an amount in excess of One Million Dollars ($1,000,000) individually or Two Million Dollars ($2,000,000) in the aggregate, provided that such default has not been cured or waived within any applicable grace or cure period provided in such Material Agreement;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000.00) (not covered by independent third‑party insurance as to which a valid claim has been submitted and such liability has not been expressly rejected in writing by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, unstayed or unbonded for a period of forty-five (45) days after the entry thereof;

8.8 Misrepresentations. Borrower or any of its Subsidiaries or any Responsible Officer acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made; provided, however, that to the extent such incorrect representation or warranty is contained in a writing delivered periodically hereunder and results solely from an inadvertent clerical or administrative error, such breach shall not constitute an Event of Default if Borrower corrects such error within three (3) Business Days of discovery.

8.9 Subordinated Debt. A default or breach occurs under any subordination agreement by Borrower, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement that results in the receipt of a payment by such creditor that is not permitted by the terms thereof, and such default or breach is not cured within any applicable grace or cure period set forth therein.

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; and such failure continues after the expiration of any applicable cure or grace period specified therein; (c) any circumstance described in Section 8 occurs with respect to any Guarantor; or (d) a Material Adverse Change occurs with respect to any Guarantor that severely impairs such Guarantor’s ability to perform its obligations under the Guaranty.

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval necessary for the conduct of Borrower’s business shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products that had Net Product Revenue of at least Four Million Dollars ($4,000,000) in the prior twelve months from the date of such recall, withdraw, removal or discontinuation, even if such action is based on previously disclosed conduct; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries (net of any insurance proceeds actually received) of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000.00) or more (net of any insurance proceeds actually received), or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or are expressly permitted under the terms of this Agreement to have priority; or

8.13 Criminal Proceedings. The indictment of the Borrower or any of its Subsidiaries under any criminal statute, or the conviction of the Borrower or any of its Subsidiaries for a felony or any crime involving fraud, embezzlement, or financial misconduct, or the forfeiture of any material portion of the Collateral.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral (in each case, in accordance with the Code);

(ii) make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, (a) any exercise of rights or remedies of the Collateral Agent is subject to the terms of the Intercreditor Agreement and (b) subject to clause (a), upon the occurrence and during the continuation of an Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney‑in‑fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fails to pay or perform any covenant or obligation under this Agreement or any other Loan Document, Collateral Agent may pay or perform such covenant or obligation, and all amounts so paid by Collateral Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Collateral Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Collateral Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and Borrower hereby authorizes Collateral Agent without the necessity of any notice or further consent from any Lender, from time to time prior to a Default, to make any Protective Advance with respect to any Collateral or the Loan Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrower under the Loan Documents. Borrower agrees to pay on demand all Protective Advances. The Lenders must reimburse Collateral Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Borrower.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. Collateral Agent and the Lenders shall exercise reasonable care regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders (it being understood that Collateral Agent and the Lenders shall be deemed to have exercised reasonable care with respect to any Collateral in their possession or control if such Collateral is accorded treatment substantially equal to that which Collateral Agent and the Lenders accord their own property or if such Collateral is preserved in accordance with Section 9-207 of the Code). Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person selected by Collateral Agent with reasonable care; except, in each case, to the extent resulting from the gross negligence or willful misconduct of Collateral Agent or the Lenders (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Borrower bears all risk of loss, damage or destruction of the Collateral (except to the extent resulting from the gross negligence or willful misconduct of Collateral Agent or the Lenders).

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Except as otherwise expressly provided in this Agreement (including, without limitation, the notice and cure rights set forth herein), Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

9.8 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Section 9 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, Borrower and each of its Subsidiaries hereby grant to the Collateral Agent, a non-exclusive, royalty-free license or other right to use, without charge, solely to the extent Borrower and each of its Subsidiaries has the right to do so, solely to the extent the grant thereof does not constitute a breach of any contract (after giving effect to the applicable anti-assignment provisions of the Code), and solely for so long as an Event of Default has occurred and is continuing, Borrower’s and each of its Subsidiaries’ Intellectual Property, labels, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under Section 9.1; provided, however, that such license shall terminate immediately upon the cure or waiver of such Event of Default or the payment in full in cash of the Obligations.

10. NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	TREACE MEDICAL CONCEPTS, INC. 100 Palmetto Park Place Ponte Vedra, FL 32081 Attn: Chief Financial Officer Fax: ### Email: ###

with a copy (which shall not constitute notice) to:	Fredrikson ### ### Attn: ### Email: ###

If to Collateral Agent:	SLR INVESTMENT CORP. ### ### Attention: ### Fax: ### Email: ###

with a copy (which shall not constitute notice) to:	DLA PIPER LLP (US) ### ### Attention: ### Facsimile: ### Email: ###

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL,

SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Borrower and each Lender irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower or Lender specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower and each Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders or Borrower to serve process in any other manner permitted by applicable requirements of law or the Collateral Agent or Lenders to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, or a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent at the time of such assignment. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any third party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and reasonable and documented out-of-pocket Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable and documented attorneys’ fees and expenses), except, in each case, for Claims and/or losses to the extent determined by a court of competent jurisdiction by final judgment to have resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds; provided, however, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to any such Claims, losses or expenses that resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Sections 12.7 or 12.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)‑(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. Except as otherwise provided in this Agreement, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions of each party in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but in no event less than reasonable care, and shall use such confidential information solely for the purposes of administering the Loan Documents. Disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order (provided that Lenders and Collateral Agent shall, to the extent permitted by law, notify Borrower prior to such disclosure so that Borrower may seek a protective order or other appropriate remedy); (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for the development of client databases and market analysis solely for internal purposes and subject to all confidentiality obligations herein. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of Collateral Agent) or in transit to any of them (expressly excluding, however, any Excluded Accounts) as provided herein. Solely after the occurrence and during the continuance of an Event of Default, and not otherwise, any Secured Party may (with the consent of the Collateral Agent) set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations; provided, however, that in no event shall any Secured Party exercise any right of set off against any Excluded Account. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted telephonically or by video conference and no more often than twice every twelve months in the aggregate unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement; provided, however, that any such prospective participant or assignee shall agree in writing to be bound by confidentiality provisions at least as restrictive as those contained in Section 12.8 prior to the receipt of any such information. Any costs, fees, or expenses incurred in connection with any such assignment or participation (including legal fees) shall be borne solely by the applicable Lender, unless an Event of Default has occurred and is continuing.

12.11 Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may (subject to Borrower’s opportunity to review and confer) make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in "tombstone" marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Borrower, Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency as required by applicable law and any other public disclosure with investors, other governmental agencies or other related persons (provided that any such investors or related persons are subject to customary confidentiality obligations).

12.12 Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made). So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders. Upon such termination: (a) all Liens and security interests granted under this Agreement and the other Loan Documents shall automatically terminate and be of no further force or effect; (b) Collateral Agent shall, at Borrower’s expense, promptly (and in any event within five (5) Business Days) execute and deliver to Borrower such UCC-3 termination statements, lien releases, and other documents as Borrower may reasonably request to evidence such termination; (c) Collateral Agent shall promptly return to Borrower all physical Collateral (including stock certificates and promissory notes) held by Collateral Agent; and (d) Collateral Agent shall promptly instruct any bank or financial institution acting as a depositary or custodian to terminate any Control Agreement or similar agreement.

12.15 [Reserved].

12.16 Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

TREACE MEDICAL CONCEPTS, INC.

By /s/ Mark L. Hair
Name: Mark L. Hair
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT:

SLR INVESTMENT CORP.

By /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

LENDERS:

SLR INVESTMENT CORP.

SLR HC ONSHORE FUND L.P.

SLR HC BDC LLC

SLR 1818 L.P.

SLR PRIVATE CREDIT FUND II L.P.

SLR PRIVATE CREDIT BDC II LLC

SLR PRIVATE CORPORATE LENDING FUND II L.P.

CRPTF-SLR CREDIT PARTNERSHIP L.P.

By /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]